Execution Copy

AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (“Agreement”) is made and entered into as of May 30, 2003, by and among: Snowbird Holdings, Inc., a Delaware corporation (“Parent”); Snowbird Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); and Cysive, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

     A.     Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the Delaware General Corporation Law (“DGCL”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

     B.     The respective Boards of Directors of Parent, Merger Sub and the Company have (and in the case of the Company, upon recommendation of a Special Committee of its board of directors (the “Special Committee”)) approved, adopted and declared advisable this Agreement and the Merger upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL.

     C.     Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

Agreement

     In consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties to this Agreement, intending to be legally bound, agree as follows:

     Section 1.  Description of Transaction

     1.1    Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. Following the Effective Time, the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

     1.2    Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

     1.3    Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Cooley Godward llp, One Freedom Square, 11951 Freedom Drive, Reston, Virginia, at 10:00 a.m. on a date to be designated by the parties (the “Closing Date”), which shall be as soon as practicable, but in no event later than the second business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of

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such conditions) unless another time or date is agreed to by the parties. Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company and, concurrently with or as soon as practicable on the date of the Closing, filed with the Secretary of State of the State of Delaware. The Merger shall become effective upon the date and time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such subsequent date or time as the Parent and the Company shall agree and specify in the Certificate of Merger (the date and time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

     1.4    Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time:

          (a)    the Certificate of Incorporation of the Surviving Corporation shall be amended as of the Effective Time to read in its entirety as set forth on Exhibit B;

          (b)    the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time except that the Company’s name shall be the name of the Surviving Corporation; and

          (c)    the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

     1.5    Conversion of Shares.

          (a)   At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company or Merger Sub:

               (i)    any shares of Company Common Stock then held by the Company or any wholly owned Subsidiary of the Company (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

               (ii)    any shares of Company Common Stock then held by Parent or Merger Sub shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

               (iii)    except as provided in clauses “(i)” and “(ii)” above and subject to Sections 1.5(b) and 1.5(c), each share of Company Common Stock then outstanding (other than Appraisal Shares) shall be converted into the right to receive $3.22, without interest (the “Merger Consideration”); and

               (iv)    each share of the common stock, $0.01 par value per share, of Merger Sub then outstanding shall be converted into one share of common stock of the Surviving Corporation.

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          (b)    If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted.

          (c) If any share of Company Common Stock outstanding immediately prior to the Effective Time is unvested or is subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company or under which the Company has any rights, then the Company shall take all action that may be necessary to ensure that from and after the Effective Time, Parent is entitled to exercise any such repurchase option or any similar right as the Company’s assignee.

     1.6    Stock Options.

          (a)    At the Effective Time, each Company stock option (“Company Option”) granted and outstanding under the Company’s Second Amended and Restated 1994 Stock Option Plan (the “Company Option Plan”) which is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall be converted into and become an option to purchase Parent Common Stock, and Parent shall assume each such Company Option in accordance with the terms (as in effect as of the date of this Agreement) of the stock option plan under which it was issued and the terms of the stock option agreement by which it is evidenced. Accordingly, from and after the Effective Time, (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each such Company Option shall be equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by a fraction (the “Exchange Ratio”), the numerator of which shall be the fair market value per share of common stock of Parent as of the Closing (as determined by Parent), and the denominator shall be $3.22, which product shall then be rounded down to the nearest whole share, (iii) the per share exercise price under each such Company Option shall be adjusted by dividing the per share exercise price under such Company Option by the Exchange Ratio and rounding up to the nearest cent and (iv) any restriction on the exercise of any such Company Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that each Company Option assumed by Parent in accordance with this Section 1.6 shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction subsequent to the Effective Time.

          (b)    Notwithstanding anything to the contrary contained in this Section 1.6, in lieu of assuming outstanding Company Options in accordance with this Section 1.6, Parent may, at its election, cause such outstanding Company Options to be replaced by issuing reasonably equivalent replacement stock options in substitution therefor.

          (c)    Prior to the Effective Time, the Company shall take all action that may be necessary (under the plans pursuant to which Company Options are outstanding and

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otherwise) to effectuate the provisions of this Section 1.6 and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto other than those specifically provided in this Section 1.6.

     1.7    Surrender of Certificates; Stock Transfer Books.

          (a)    At the Effective Time: (a) all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and subject to Section 1.8, all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock (a “Company Stock Certificate”) is presented to the Exchange Agent (as defined in Section 1.7(b)) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in this Section 1.7.

          (b)   Prior to the Effective Time, (i) Parent shall enter into an agreement with a reputable bank or trust company to act as agent (the “Exchange Agent”) for the holders of shares of Company Common Stock which shall provide that the Parent shall deposit with the Exchange Agent at the Effective Time for the benefit of holders of shares of Company Stock issued and outstanding immediately prior to the Effective Time for exchange in accordance with Section 1.5 and (ii) Parent shall deposit with the Exchange Agent cash amounts sufficient to enable the Exchange Agent to make payments pursuant to Section 1.5 to holders of Company Common Stock issued and outstanding immediately prior to the Effective Time.

          (c)   As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to the record holders of Company Common Stock entitled to receive the Merger Consideration (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of the Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for the Merger Consideration. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (1) the holder of such Company Stock Certificate shall be entitled to receive, in exchange for each share of Company Common Stock previously represented by such Company Stock Certificate, the Merger Consideration, and (2) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7(c), each Company Stock Certificate (other than Appraisal Shares) shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration with respect to each share of Company Common Stock represented by such Company Stock Certificate. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the

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payment of the Merger Consideration, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

          (d)   At any time following one year after the Effective Time, the Surviving Corporation may require the Exchange Agent to deliver to it any funds which had been made available to the Exchange Agent and not disbursed to the holders of Company Stock Certificates, and any holder of Company Stock Certificates who has not theretofore surrendered its Company Stock Certificates in accordance with this Section 1.7 shall thereafter look only to Parent and the Surviving Corporation with respect to the cash amounts payable upon surrender of the Company Stock Certificates held by such holder.

          (e)   If any portion of the Merger Consideration is to be paid to a person other than the registered holder of the shares represented by the Company Common Stock Certificate or Certificates surrendered in exchange therefore, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          (f)   Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. All transfer, documentary, sales, use, registration and other such taxes (including any applicable real estate transfer or gains tax) and related fees (including penalties, interest, and additions to tax) incurred in connection with the Merger shall be paid by Parent or the Company.

          (g)    Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any Merger Consideration that may be payable upon due surrender of any Company Stock Certificate that is delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement. If any Company Stock Certificate has not been surrendered by the earlier of (i) the fifth anniversary of the date on which the Merger becomes effective and (ii) the date immediately prior to the date on which the cash amount that such Company Common Stock Certificate represents the right to receive would otherwise escheat to or become the property of any Governmental Body, then such cash amount shall, to the extent permitted by applicable Legal Requirements, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

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     1.8    Shares Subject to Appraisal Rights.

          (a)   Notwithstanding anything to the contrary contained in this Agreement, any Common Stock that constitute Appraisal Shares (as defined in this Section 1.8(c)) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 1.5, and each holder of Appraisal Shares shall be entitled only to such rights with respect to such Appraisal Shares as may be granted to such holder in Section 262 of the DGCL. From and after the Effective Time, a holder of Appraisal Shares shall not have and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation. If any holder of Appraisal Shares shall fail to perfect or shall otherwise lose such holder’s right of appraisal under Section 262 of the DGCL, then such Appraisal Shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such Appraisal Shares) Merger Consideration in accordance with Section 1.5.

          (b)   The Company (i) shall give Parent prompt written notice of any demand by any stockholder of the Company for appraisal of such stockholder’s Company Common Stock pursuant to the DGCL, and (ii) shall give Parent the opportunity to participate in all negotiations and proceedings with respect to any such demand.

          (c)    For purposes of this Agreement, “Appraisal Shares” shall refer to any Company Common Stock outstanding immediately prior to the Effective Time that are held by stockholders who are entitled to demand and who properly demand appraisal of such Company Common Stock pursuant to, and who comply with the applicable provisions of, Section 262 of the DGCL.

     1.9   Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

Section 2.   Representations and Warranties of the Company

     The Company represents and warrants to Parent and Merger Sub that, except as set forth in the Company SEC Documents (as defined in Section 2.2(a)) or in the exhibits thereto, or in the disclosure schedule delivered to Parent on the date of this Agreement (the “Company Disclosure Schedule”):

     2.1   Capitalization, Etc.

          (a)    The authorized capital stock of the Company consists of: 500,000,000 shares of Company Common Stock, of which 28,484,582 shares have been issued and are outstanding as of the date of this Agreement and 10,000,000 shares of Preferred Stock, none of which have been issued and are outstanding as of the date of this Agreement. The Company holds 2,721,432 shares of its capital stock in its treasury. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and

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nonassessable. Except as set forth in Part 2.1(a) of the Company Disclosure Schedule: (i) none of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company; and (iii) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. The Company is not under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock.

          (b)    As of the date of this Agreement, 8,140,920 shares of Company Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Company’s Option Plan. Company Options shall include those options to purchase shares of Company Common Stock (whether granted by the Company pursuant to the Company Option Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted). Part 2.1(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) whether such Company Option was granted pursuant to the Company Option Plan; (ii) the name of the optionee; (iii) the number of shares of Company Common Stock subject to such Company Option; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; (vi) the applicable vesting schedule (and the terms of any right to accelerate the vesting of such Company Option), and the extent to which such Company Option is vested and exercisable as of the date of this Agreement; and (vii) the date on which such Company Option expires. The Company has made available to Parent accurate and complete copies of all stock option plans pursuant to which the Company or any predecessor entity has ever granted stock options, and the forms of all stock option agreements evidencing such options.

          (c) Except for options, rights, securities, instruments, obligation, and plans referred to in Section 2.1(b), there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

     2.2    SEC Filings; Financial Statements.

          (a)    The Company has filed all required reports, schedules, forms, statements and documents with the SEC since January 1, 2002 (the “Company SEC Documents”). All statements, reports, schedules, forms, and other documents required to have been filed by the Company with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange

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Act (as the case may be) and, to the extent not included in the Exchange Act or the Securities Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”); and (ii) none of the Company SEC Documents when filed, and giving effect to any amendments or supplements filed prior to the date of this Agreement, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b)   Except to the extent stated therein, the financial statements (including any related notes) contained in the Company SEC Documents: (i) when filed, complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) when filed, were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments, and (iii) fairly present, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments.

     2.3   Title to Assets; Real Property. The Company owns, and has good and valid title to, all tangible assets reflected on the balance sheet included in the Company’s Quarterly Report on Form 10-Q filed with the SEC for the quarter ended March 31, 2003 (except for tangible assets sold or disposed of since March 31, 2003) free and clear of any liens or encumbrances, except that such tangible assets may be subject to (1) liens for Taxes not yet due and payable, (2) liens and encumbrances or imperfections of title that have arisen in the ordinary course of business, (3) liens and encumbrances or imperfections of title resulting from or relating to any of the contracts referred to in the Company Disclosure Schedule, (4) liens and encumbrances relating to liabilities reflected in the financial statements (including any related notes) contained in the Company’s SEC documents, and (5) liens, encumbrances or imperfections of title which would not have a Material Adverse Effect on the Company. The Company does not currently own, and has never owned, any real property.

     2.4    Intellectual Property. The Company owns and has good and valid title to, or has a valid right to use, license and otherwise exploit, all Proprietary Assets that are necessary to enable the Company to conduct its business substantially in the manner in which its business is currently being conducted.

     2.5    Liabilities. The Company does not have any accrued, contingent or other liabilities of any nature, either matured or unmatured, except for: (a) liabilities identified as such in the “liabilities” column of the Company’s most recent balance sheet or otherwise disclosed on the Company’s Form 10-Q for the fiscal quarter ended March 31, 2003; (b) normal and recurring current liabilities that have been incurred by the Company since March 31, 2003 in the ordinary course of business and consistent with past practices; (c) liabilities described in Part 2.5 of the Company Disclosure Schedule; (d) liabilities incurred in connection with this Agreement or the

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transactions contemplated hereunder; and (e) liabilities that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

     2.6    Compliance with Legal Requirements. The Company is in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements would not reasonably be expected to have a Material Adverse Effect on the Company.

     2.7    Legal Proceedings; Orders.

          (a) There is no pending Legal Proceeding, and to the Knowledge of the Company no Person has threatened to commence any Legal Proceeding: (i) that involves the Company or any of the assets owned or used by the Company that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on the Company; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement.

          (b) There is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     2.8    Authority; Inapplicability of Anti-takeover Statutes; Binding Nature of Agreement. The Company has the requisite right, power and authority to enter into and to perform its obligations under this Agreement. The board of directors of the Company has, upon the recommendation of the Special Committee and by the vote of the directors of the Company, (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and the Company’s stockholders other than Parent and its affiliates, (b) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the requirements of the DGCL (c) authorized and approved the execution, delivery and performance of this Agreement by the Company, (d) resolved to recommend that the stockholders of the Company adopt this Agreement, and (e) to the extent necessary, has taken all action necessary to ensure that Section 203 of DGCL does not apply to the Parent or Merger Sub in connection with the Merger or any of the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement other than, with respect to the Merger, the adoption and approval of this Agreement by the holders of the majority of the then outstanding Company Common Stock and the filing and recordation of the appropriate merger documents as required by the DGCL. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general

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application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     2.9    Non-Contravention; Consents. Except as would not reasonably be expected to result in a Material Adverse Effect on the Company, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement will not (a) violate any of the provisions of the certificate of incorporation or bylaws of the Company; (b) cause a violation by the Company of any Legal Requirement applicable to the Company; or (c) cause a default on the part of the Company under any material Contract. Except as may be required by the Exchange Act, the DGCL, the HSR Act, and the NASD Bylaws, the Company is not required to make any filing with or give any notice to, or to obtain any consent from, any Person at or prior to the Closing in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except where the failure to make any such filing, give any such notice or obtain any such consent would not reasonably be expected to have a Material Adverse Effect on the Company

     2.10    Absence of Certain Changes. Other than as disclosed in the Company’s Quarterly Report on Form 10-Q for the Quarter ended March 31, 2003, between March 31, 2003 and the date of this Agreement, the Company has not:

     (a)     suffered any adverse change with respect to its business or financial condition which has had a Material Adverse Effect on the Company; or

     (b)     suffered any loss, damage or destruction to any of its assets that has had a Material Adverse Effect on the Company.

     2.11   Opinion of Financial Advisor. The Company has received the written opinion of Broadview International, LLC (“Financial Advisor”) on the date of this Agreement to the effect that, subject to the assumptions and qualifications set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock not affiliated with Parent or Merger Sub.

     2.12    Brokers. No broker, finder or investment banker (other than the Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 3.   Representations and Warranties of Parent and Merger Sub

     Parent and Merger Sub represent and warrant to the Company as follows:

     3.1   Valid Existence. Parent and Merger Sub are corporations duly incorporated, validly existing and in good standing under the laws of the State of Delaware and have the corporate power and authority to own, operate and lease their properties and to carry on their businesses. Each of Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary,

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except where the failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub.

     3.2   Authority; Binding Nature of Agreement. Parent and Merger Sub have the requisite right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     3.3   Non-Contravention; Consents. Neither the execution and delivery of this Agreement by Parent and Merger Sub nor the acquisition of shares by Merger Sub in the Merger will (a) contravene, conflict with or result in a violation of any breach of any provisions of the certificate of incorporation or bylaws of Parent or Merger Sub, (b) result in a default by Parent or Merger Sub under any material Contract to which Parent or Merger Sub is a party, or (c)contravene, conflict with or result in a material violation by Parent or Merger Sub of any Legal Requirement, order, writ, injunction, judgment or decree to which Parent or Merger Sub is subject.

     3.4    Disclosure. None of the information supplied or to be supplied by or on behalf of Parent for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of the Company or at any time between the time the Proxy Statements are mailed to the stockholders of the Company and the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent for inclusion in the Schedule 13E-3 (defined in Section 5.1(b)) will, at the time the Schedule 13E-3 is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

     3.5   Sufficient Funds. At the Effective Time, Parent will have available funds sufficient to perform its obligations hereunder. At the Effective Time, Parent shall own not less than 1,000,000 shares of Company Common Stock.

Section 4.   Certain Covenants of the Company

     4.1    Access and Investigation. During the period from the date of this Agreement through the Effective Time (the “Pre-Closing Period”), upon reasonable notice and during normal business hours, the Company shall, and shall cause its Representatives to: (a) provide Parent and Parent’s Representatives with reasonable access to the Company’ Representatives, personnel, facilities and assets and to all existing books, records, tax returns, work papers and other documents and information relating to the Company; and (b) provide Parent and Parent’s Representatives with such copies of the existing books, records, tax returns, work papers and other documents and information relating to the Company, and with such

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additional financial, operating and other data and information regarding the Company, as Parent may reasonably request. Any document or other information provided by the Company to Parent or Merger Sub under this Section 4.1 shall be held in strict confidence in accordance with the Confidentiality Agreement.

     4.2    Conduct of Business. The Company agrees with and for the benefit of Parent that Company shall not until the Effective Time, without the prior consent in writing of Parent conduct its business in any manner except in the ordinary course consistent with its prior practice.

     4.3    Interim Operations of the Company. During the Pre-Closing Period, Company shall use its commercially reasonable best efforts to preserve its business and to preserve the goodwill of customers, suppliers and others having business relations with the Company, provided however, that the Company covenants and agrees that if at any time during the Pre-Closing Period, Nelson A. Carbonell, Jr. is no longer employed by the Company as an executive officer, then except (i) to the extent Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), (ii) as contemplated or permitted by this Agreement, or (iii) as may be required to facilitate compliance with any Legal Requirement, the Company shall not:

          (a)   conduct its business in a manner that departs materially from the manner in which such business was being conducted prior to the date of this Agreement;

          (b)   amend its certificate of incorporation or bylaws;

          (c)   split, combine or reclassify any shares of the Company’s capital stock;

          (d)   declare, set aside or pay any dividend (whether payable in cash, stock or property) with respect to any shares of the Company’s capital stock;

          (e)   form any subsidiary or acquire any material equity interest in any other Entity;

          (f)    issue, sell or grant any additional shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock, other than (i) options to purchase Company Common Stock in the ordinary course of business consistent with past practices, (ii) Company Common Stock issuable upon exercise of Company Options outstanding on, or granted after, the date of this Agreement, (iii) Company Common Stock issuable pursuant to warrants outstanding as of the date of this Agreement and (iv) Company Common Stock issuable pursuant to the Employee Stock Purchase Plan;

          (g)    transfer, lease or license to any third party, or encumber, any material assets other than (i) in the ordinary course of business, or (ii) as security for any borrowings permitted by Section 5.1(i);

12.

          (h)   repurchase, redeem or otherwise acquire any shares of the capital stock of the Company, except for (i) acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares at cost (or the lesser of cost or fair market value) upon termination of services to the Company; or (ii) acquisitions of Common Stock in exercise of the Company’s right of first refusal to repurchase such shares;

          (i)   incur any indebtedness for borrowed money or guarantee any such indebtedness, except for (A) short-term borrowings incurred in the ordinary course of business, (B) borrowings pursuant to existing credit facilities, or pursuant to any modifications, renewals or replacements of any such credit facilities, and (C) borrowings of up to $1,000,000 under any new credit facility which the Company may enter into;

          (j)   adopt or materially amend any material bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, pension, retirement, deferred compensation or other employee benefit agreements or plans, for the benefit of any director, officer or employee of the Company or (except for normal increases in the ordinary course of business that are consistent with past practices or that, in the aggregate, do not result in a material increase in benefits or compensation expense) increase the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing agreement or plan;

          (k)    materially amend or prematurely terminate any Material Contracts or waive, release or assign any material rights or claims under any Material Contracts (except in the ordinary course of business or where the failure to amend or terminate a Material Contract would, in the reasonable judgment of the Company’s Board of Directors, have an adverse impact on the Company);

          (l)    change any of its methods of accounting or accounting practices in any material respect;

          (m)   make any material Tax election (except for elections made in the ordinary course of business or consistent with the Company’s past practices);

          (n)   make any capital expenditure which, when added to all other capital expenditures made since the date of this Agreement, would exceed $100,000 in the aggregate; or

     enter into an agreement to take any of the actions described in clauses “(a)” through “(n)” of this section.

     4.4    Notification of Discussions, Intent to Furnish Information, or Receipt of Acquisition Proposal.

          (a)    The Company shall not directly or indirectly, and shall not authorize or permit any Representative of the Company (including any Representative of the Special Committee) directly or indirectly to, (i) furnish any nonpublic information regarding the Company to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (ii) engage in discussions or negotiations with any Person with respect to any

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Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction, unless, prior to or at the same time as furnishing any such nonpublic information to, or entering into discussions with, such Person, the Company gives Parent notice of the identity of such Person and of the Company’s intention to furnish nonpublic information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the Company, and (2) the Company furnishes any such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent) at the same time it furnishes such nonpublic information to such Person. Without limiting the generality of the foregoing, the Company acknowledges and agrees that any action inconsistent with any of the provisions set forth in the preceding sentence taken by any Representative of the Company (including any Representative of the Special Committee), if such Representative is purporting to act on behalf of the Company, shall be deemed to constitute a breach of this Section 4.3 by the Company.

          (b)   The Company shall, promptly (and in no event later than 24 hours) after receipt of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information, advise Parent of such Acquisition Proposal, inquiry, indication of interest or request that is made or submitted by any Person during the Pre-Closing Period.

     4.5    FIRPTA Matters. At the Closing, (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 — 2(h)(1)(i) of the United States Treasury Regulations, and (b) the Company shall deliver to the IRS the notification required under Section 1.897 — 2(h)(2) of the United States Treasury Regulations in each case stating the Company is not, and within the 5-year period ending on the Closing Date was not, a U.S. real property holding corporation as defined in Section 897 of the Code.

Section 5.     Additional Covenants of the Parties

     5.1     Proxy Statement; Schedule 13E-3.

          (a)    As promptly as practicable after the date of this Agreement, Parent and the Company shall prepare and cause to be filed with the SEC the Proxy Statement. Each of Parent and the Company shall use all reasonable efforts to cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. The Company shall use all reasonable efforts to ensure that none of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Company will use all reasonable efforts to cause the Proxy Statement to be mailed to the

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Company’s stockholders as promptly as practicable. Parent shall promptly furnish to the Company all information concerning Parent, Merger Sub and their affiliates that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event relating to Parent, Merger Sub and their affiliates occurs, or if Parent becomes aware of any information that should be disclosed in an amendment or supplement to the Proxy Statement, then Parent shall promptly inform the Company thereof and shall cooperate with the Company in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of the Company. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement and each supplement, amendment or response to comments with respect thereto prior to its being filed with or delivered to the SEC and the Company shall consider any such comments in good faith. The Company agrees to provide Parent and its counsel with copies of any comments that the Company or its counsel may receive from the staff of the SEC promptly after receipt thereof.

          (b)   Concurrently with the filing of the Proxy Statement, Parent and its affiliates (to the extent required by law) shall prepare and file with the SEC, together with the Company, a Rule 13e-3 Transaction Statement on Schedule 13E-3 (together with all supplements and amendments thereto, the “Schedule 13E-3”) with respect to the transactions contemplated by this Agreement. The Company shall promptly furnish to Parent all information concerning the Company and its executive officers and directors as may reasonably be requested in connection with the preparation of the Schedule 13E-3. The Company shall promptly supplement, update and correct any information provided by it for use in the Schedule 13E-3 if and to the extent that such information is or shall have become incomplete, false or misleading. The Company shall use all reasonable efforts to ensure that none of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Schedule 13E-3 will, at the time the Schedule 13E-3 is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. In any such event, Parent shall take all reasonable steps necessary to cause the Schedule 13E-3 as so supplemented, updated or corrected to be filed with the SEC and Parent and the Company shall take all reasonable steps to cause same to be disseminated to the holders of Company Common Stock, in each case, as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given an opportunity to review and comment on the Schedule 13E-3 and each supplement, amendment or response to comments with respect thereto prior to its being filed with or delivered to the SEC and Parent shall consider any such comments in good faith. Parent agrees to provide the Company and its counsel with copies of any comments that Parent or its counsel may receive from the staff of the SEC promptly after receipt thereof.

     5.2     Company Stockholders’ Meeting.

          (a)   The Company shall take all action reasonably necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on the adoption of this Agreement (the “Company Stockholders’ Meeting”). The Company Stockholders’ Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as practicable after the Proxy

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Statement and the Schedule 13E-3 are cleared by the staff of the SEC’s Division of Corporation Finance.

          (b)    Subject to Section 5.2(c): (i) the Proxy Statement shall include a statement to the effect that the board of directors of the Company recommends that the Company’s stockholders vote to adopt this Agreement at the Company Stockholders’ Meeting (the recommendation of the Company’s board of directors that the Company’s stockholders vote to adopt this Agreement being referred to as the “Company Board Recommendation”); (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the board of directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted or proposed and (iii) the Proxy Statement shall include a statement to the effect that the board of directors of the Company has determined that the Merger is fair to its stockholders, other than Parent and its affiliates.

          (c)   Notwithstanding anything to the contrary contained in Section 5.2(b), at any time prior to the approval of this Agreement by the Required Company Stockholder Vote, the Company Board Recommendation may be withdrawn or modified in a manner adverse to Parent and the Special Committee may adopt a resolution recommending the withdrawal or modification of the Company Board Recommendation if: (i) an unsolicited, bona fide written offer to purchase all of the outstanding shares of Company Capital Stock is made to the Company and is not withdrawn; (ii) the board of directors of the Company concludes in good faith, upon the recommendation of the Special Committee after the Special Committee has taken into account the advice of an independent financial advisor of nationally recognized reputation, that such offer constitutes a Superior Offer; (iii) the board of directors of the Company concludes in good faith, upon the recommendation of the Special Committee, after the Special Committee has taken into account the advice of its outside legal counsel, that, in light of such Superior Offer, the failure to withdraw or modify the Company Board Recommendation would likely result in a breach of the Company’s board of directors fiduciary obligations to the Company’s stockholders under applicable law; and (iv) neither the Company nor any of its Representatives shall have breached any of the provisions set forth in Section 4.3.

     5.3     Regulatory Approvals. Each party shall use all reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. Each of the Company and Parent shall (1) give the other party prompt notice of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any such Legal Proceeding or threat, and (3) promptly inform the other party of any communication to or from any Governmental Body regarding the Merger or any of the other transactions contemplated by this Agreement. Except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any such Legal Proceeding, each of the Company and Parent will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be

16.

consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

     5.4     Stock Options. The Company (whether acting through the Board of Directors or through any committee thereof) shall not take any action during the Pre-Closing Period which would cause the acceleration of vesting as a result of the Merger of any stock options granted under the Company Option Plan.

     5.5     Indemnification of Officers and Directors.

          (a)    All rights to indemnification by the Company existing in favor of those Persons who are directors and executive officers of the Company as of the date of this Agreement (the “Indemnified Persons”) for their acts and omissions occurring prior to the Effective Time, as provided in the Company’s bylaws (as in effect as of the date of this Agreement) and as provided in the indemnification agreements between the Company and said Indemnified Persons (as in effect as of the date of this Agreement) in the forms disclosed by the Company to Parent prior to the date of this Agreement, shall survive the Merger and shall be observed by the Surviving Corporation to the fullest extent available under Delaware law for a period of six years from the Effective Time.

          (b) The Surviving Corporation shall procure and maintain in effect, for the benefit of the Indemnified Persons with respect to their acts and omissions occurring prior to the Effective Time, a policy of directors’ and officers’ liability insurance (the “D&O Policy”) providing (i) coverage for a period not less than six years from and after the Effective Time, (ii) having a coverage limit of not less than $10,000,000 and (iii) having such other terms and conditions substantially similar to the directors’ and officers’ policy currently maintained by the Company as of the date of this Agreement in the form disclosed by the Company to Parent prior to the date of this Agreement (the “Existing Policy”).

          (c)   The provisions of this Section 5.5 are intended for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

     5.6    Additional Agreements. Parent and the Company shall use all reasonable efforts to take, or cause to be taken, all actions necessary to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, (ii) shall use all reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement, and (iii) shall use all reasonable efforts to lift any restraint, injunction or other legal bar to the Merger and each of the other Transactions contemplated by this Agreement. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

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     5.7     Disclosure. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company shall not, and shall not permit any of its Subsidiaries or any Representative of the Company to, make any disclosure regarding the Merger or any of the other transactions contemplated by this Agreement unless (a) Parent shall have approved such disclosure which approval should not be unreasonably withheld or delayed or (b) the Company shall have determined after consultation with its outside legal counsel that such disclosure is required by applicable Legal Requirements. Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, shareholder or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided however, that such disclosure may not be made to the extent reasonably necessary to comply with any applicable federal or state securities laws; and provided further, that for this purpose, (i) the “tax treatment” of a transaction means the purported or claimed federal income tax treatment of the transaction, and (ii) the “tax structure” of a transaction means any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transaction.

     5.8     Notification of Certain Matters. Each party hereto shall give prompt notice to the other parties of the discovery by such party of (i) any material inaccuracy in any representation or warranty of any party hereto, (ii) any material failure on the part of any party hereto to comply with any of its covenants contained in this Agreement, or (iii) the occurrence of any event or the existence of any circumstances that would make satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely.

     5.9  Voting Agreements. Simultaneously with the execution and delivery of this Agreement, Parent and Nelson A. Carbonell, Jr. shall have entered into Voting Agreements with the Company in substantially the form attached hereto as Exhibit C (collectively, the “Voting Agreements”), in which each of them has agreed, subject to certain customary exceptions, to vote, and cause its affiliates that beneficially own any shares of Company Common Stock to vote all shares of Company Common Stock beneficially owned by such person to adopt this Agreement.

Section 6.  Conditions Precedent to Obligations of Parent and Merger Sub

     The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

     6.1     Accuracy of Representations. The representations and warranties of the Company contained in this Agreement shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except that any representation or warranty that, by its express terms, speaks only as of an earlier date need only have been accurate as of such earlier date), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute,

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and would not reasonably be expected to have, a Material Adverse Effect on the Company; provided, however, that, for purposes of determining the accuracy of such representations and warranties, (i) all materiality qualifications contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded.

     6.2    Performance of Covenants. Each covenant or obligation that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

     6.3    Stockholder Approval. This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

     6.4   Consents. All material Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement (including the Consents identified in Part 6.4 of the Company Disclosure Schedule) shall have been obtained and shall be in full force and effect.

     6.5    Intentionally Omitted.

     6.6    No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event or events which individually or in the aggregate had or would reasonably be expected to have a Material Adverse Effect on the Company.

     6.7    No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

     6.8    No Other Litigation. There shall not be pending any Legal Proceeding in which there is a reasonable possibility of an outcome that would reasonably be expected to have a Material Adverse Effect on Parent: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from Parent or the Company, any damages or other relief that may be material to Parent or the Company; (c) seeking to prohibit or limit in any material respect Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company; (d) that would materially and adversely affect the right of Parent, or the Company, to own the assets or operate the business of the Company; or (e) seeking to compel the Company, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets as a result of the Merger or any of the other transactions contemplated by this Agreement.

     6.9    FIRPTA Compliance. The Company shall have filed with the IRS the notification referred to in Section 4.5.

     6.10   Intentionally Omitted.

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     6.11    Financing. A commercial lender or other financing source advances the loan proceeds of $70,000,000 to Parent on terms reasonably acceptable to Parent.

Section 7.  Conditions Precedent to Obligation of the Company

     The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or prior to the Closing, of the following conditions:

     7.1   Accuracy of Representations. The representations and warranties of the Parent and Merger Sub contained in this Agreement shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except that any representation or warranty that, by its express terms, speaks only as of an earlier date need only have been accurate as of such earlier date), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have, a Material Adverse Effect on Parent; provided, however, that, for purposes of determining the accuracy of such representations and warranties, all materiality qualifications contained in such representations and warranties shall be disregarded.

     7.2   Performance of Covenants. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

     7.3   Stockholder Approval. This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

     7.4    Documents. The Company shall have received a certificate executed on behalf of Parent by an executive officer of Parent, confirming that the conditions set forth in Sections 7.1 and 7.2 have been duly satisfied.

     7.5    No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger by the Company shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger by the Company illegal

     7.6    Consents. All material Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement (including the Consents identified in Part 6.4 of the Company Disclosure Schedule) shall have been obtained and shall be in full force and effect.

Section 8.     Termination

     8.1    Termination. This Agreement may be terminated prior to the Effective Time (whether before or after the adoption of this Agreement by the Required Company Stockholder Vote):

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          (a)   by mutual written consent of Parent and the Company (through action of the Board of Directors (but only upon recommendation of the Special Committee) or the Special Committee thereof);

          (b)    by either Parent or the Company (either through action of the Board of Directors or the Special Committee thereof) if the Merger shall not have been consummated by the date which is six (6) months from the date hereof; provided, however, that (i) a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by the date which is six (6) months from the date hereof is attributable to a failure on the part of such party to perform any covenant in this Agreement required to be performed by such party at or prior to the Effective Time and (ii) Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by such date is attributable to a failure on the part of Nelson A. Carbonell, Jr. or Parent to comply with Section 1.1 of the Voting Agreement at or prior to the Effective Time;

          (c)   by either Parent or the Company (either through action of the Board of Directors (but only upon recommendation of the Special Committee) or the Special Committee thereof) if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

          (d)   by either Parent or the Company (either through action of the Board of Directors (but only upon recommendation of the Special Committee) or the Special Committee thereof) if (i) the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have taken a final vote on a proposal to adopt this Agreement, and (ii) this Agreement shall not have been adopted at the Company Stockholders’ Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Company Stockholder Vote, provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure to obtain the requisite stockholder vote is attributable to a failure on the part of Nelson A. Carbonell, Jr. or Parent to comply with Section 1.1 of the Voting Agreement at or prior to the Effective Time;

          (e)    by Parent (at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote) if a Triggering Event shall have occurred;

          (f)   by Parent if (i) any of the Company’s representations and warranties contained in this Agreement shall be inaccurate as of the Closing Date such that the condition set forth in Section 6.1 would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties, (A) all materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded and (B) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded), or (ii) any of the Company’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that if an inaccuracy in any of the Company’s representations and warranties as of a date subsequent to the

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date of this Agreement or a breach of a covenant by the Company is curable by the Company and the Company is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(f) on account of such inaccuracy or breach;

          (g)   by the Company (either through action of the Board of Directors (but only upon recommendation of the Special Committee) or the Special Committee thereof) if (i) any of Parent’s representations and warranties contained in this Agreement shall be inaccurate as of the Closing Date, such that the condition set forth in Section 7.1 would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded), or (ii) if any of Parent’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that if an inaccuracy in any of Parent’s representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by Parent is curable by Parent and Parent is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach;

          (h)   by the Company (through action of the Special Committee thereof) at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote, in order to accept a Superior Offer and enter into the Specified Agreement (as defined below) relating to such Superior Offer if (i) neither the Company nor any Representative of the Company shall have breached any of the provisions set forth in Section 4.4, (ii) the board of directors of the Company (but only upon recommendation of the Special Committee), or the Special Committee, shall have authorized the Company to enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Offer (the “Specified Agreement”), (iii) the Company shall have delivered to Parent a written notice confirming that the Specified Agreement has been duly executed and delivered to the Company by the other party thereto (but not closed), and that the board of directors of the Company has authorized the execution and delivery of the Specified Agreement on behalf of the Company, (iv) at least two (2) business days shall have elapsed since the receipt by Parent of the such notice, and (v) Parent shall not have made an offer to the Company that is at least as favorable to the Company’s stockholders, from a financial point of view, as the transaction contemplated by the Specified Agreement;

          (i)    by the Company (either through action of the Board of Directors of the Company (but only upon recommendation of the Special Committee), or the Special Committee) if the Parent shall not have received a written financing commitment on or before sixty (60) days from the date of this Agreement in an amount equal to no less than $70,000,000; and

          (j)    by the Company (either through action of the Board of Directors of the Company (but only upon recommendation of the Special Committee), or the Special Committee) if any party to a Voting Agreement (other than the Company) fails to perform any covenant required to be performed by such party prior to the Effective Time.

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     8.2   Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 8.2, Section 8.4 and Section 9 (and the Confidentiality Agreement) shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any party from any liability for any breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement. Notwithstanding any other provision of this Agreement to the contrary, no termination, amendment or waiver of this Agreement by the Company shall be effective unless such termination, amendment or waiver shall have been approved in writing by the Special Committee.

     8.3    Termination Fee.

          (a)   In the event that prior to the occurrence of the event described in Section 8.1 (h) or Section 8.1 (e), as the case may be, Parent has waived in writing the condition set forth in Section 6.11 of this Agreement, and (i) this Agreement is validly terminated by the Company pursuant to Section 8.1(h) or by Parent pursuant to Section 8.1(e), (ii) Parent shall not have materially breached this Agreement, and (iii) within two hundred seventy (270) days after the termination of this Agreement, the transaction contemplated by any Alternative Acquisition Proposal that was pending at the time of such termination shall have been consummated by the Company, then the Company shall pay to Parent the sum of $1,650,000 less the amount of any sums paid by the Company to the Parent in accordance with Section 8.4 hereof, within five (5) business days after the consummation of such transaction.

          (b)   The Company acknowledges that the agreements contained in Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amounts owing pursuant to Section 8.3 when due, the Company shall in addition thereto pay to Parent and its affiliates all costs and expenses (including fees and disbursements of counsel) incurred in collecting such amounts, together with interest on such amounts (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by Parent and its affiliates at the prime rate of Citibank, N.A. as in effect from time to time during such period. Payment of the Termination Fee described in this Section 8.3 and the payment of certain expenses described in Section 8.4 shall constitute the sole and exclusive remedy of Parent against the Company for any damages suffered or incurred in connection with this Agreement except for a termination due to the Company’s willful breach of its obligations under this Agreement. It is specifically agreed that the amount to be paid pursuant to Section 8.3 represents liquidated damages and not a penalty.

     8.4   Expenses.

          (a)   Except as set forth in this Section 8.4, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that:

23.

               (i)    Parent and the Company shall share equally all fees and expenses, other than attorneys’ fees, incurred in connection with (A) the filing, printing and mailing of the Proxy Statement and Schedule 13E-3 and any amendments or supplements thereto and (B) the filing by the parties hereto of any notice or other document under any applicable antitrust law or regulation; and

               (ii)   if this Agreement is validly terminated by the Company pursuant to Section 8.1(h), by the Parent pursuant to Section 8.1(e) or Section 8.1(f), or by the Parent or the Company pursuant to Section 8.1(b), or Section 8.1(d), then the Company shall make a nonrefundable cash payment to Parent (the “Nonrefundable Payment”) at the time specified in Section 8.4(b), of an amount equal to Parent’s actual documented out of pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby, not to exceed $1,650,000.

          (b)    In the case of termination of this Agreement by the Company pursuant to Section 8.1(b) or Section 8.1(d), the Nonrefundable Payment shall be made by the Company prior to the time of such termination; and in the case of termination of this Agreement by Parent pursuant to Section 8.1(b) or Section 8.1(d), the Nonrefundable Payment shall be made by the Company within two business days after such termination, and in the case of termination pursuant to Sections 8.1(e), 8.1(f) or Section 8.1(h), then the Nonrefundable Payment shall be paid upon the earlier of (x) the consummation of the Alternative Transaction and (y) two hundred and seventy (270) days after the date of termination of this Agreement.

          (c)    If the Company fails to pay when due the Nonrefundable Payment, then (i) the Company shall reimburse Parent for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 8.4, and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to the “prime rate” (as announced by Citibank, N.A., or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

Section 9.     Miscellaneous Provisions

     9.1   Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after the adoption of this Agreement by the Company’s stockholders); provided, however, that (i) in the case of the Company, the Special Committee has approved such amendment in writing, and (ii) after any such adoption of this Agreement by the Company’s stockholders, no amendment shall be made which by law requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     9.2   Waiver.

24.

          (a)    No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

          (b)   No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     9.3    No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.

     9.4   Entire Agreement; Counterparts. This Agreement and the other agreements referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that sections of the Confidentiality Agreement shall not be superseded and shall remain in full force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

     9.5   Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; (b) each of the parties irrevocably waives the right to trial by jury; and (c) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 9.8.

     9.6 Disclosure Schedule. The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 2; provided that any disclosure set forth in any particular section of the Company Disclosure Schedule as an exception to a specific representation or warranty contained in Section 2 will be deemed to be an exception to other representations or warranties contained in Section 2 to the extent that it is readily apparent from the face of the disclosure that such disclosure is applicable to such other representations or warranties.

     9.7    Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights

25.

hereunder may be assigned by a party hereto without the prior written consent of the other party, and any attempted assignment of this Agreement or any of such rights by such party without such consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     9.8   Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) one business day after sent by courier or express delivery service or by facsimile, or (c) two business days after sent by registered mail, provided that in each case the notice or other communication is sent to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

           if to Parent or Merger Sub:

Snowbird Holdings, Inc.
One Freedom Square
11951 Freedom Drive
Reston, Virginia 20190-5656
Attn: Nelson Carbonell
Tel: (703) 456-8000
Fax: (703) 456-8100

           with a copy to:

Cooley Godward LLP
One Freedom Square
11951 Freedom Drive
Reston, Virginia 20190-5656
Attn: Joseph W. Conroy, Esq.
Adam Salassi, Esq.
Tel: (703) 456-8000
Fax: (703) 456-8100

           if to the Company:

Cysive, Inc.
10780 Parkridge Blvd.
Suite 400
Reston, VA 20191
Attn: Special Committee of the Board of Directors
Tel: (703) 259-2300
Fax: (703) 259-2400

26.

           with a copy to:

Covington & Burling
1201 Pennsylvania Avenue, NW
Washington, DC 20004-2401
Attn: Paul Rogers, Esq.
Tel: (202) 662-5592
Fax: (202) 662-6291

           with a copy to:

Potter Anderson & Corroon LLP
Hercules Plaza, 6th Floor
1313 N. Market St
Wilmington, DE 19899
Attn: Michael B. Tumas, Esq.
Tel: (302) 984-6000
Fax: (302) 658-1192

     9.9    Cooperation. The Company agrees to cooperate fully with Parent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

     9.10    Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

     9.11    Construction.

          (a)   For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

          (b)   The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

          (c)    As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

27.

          (d)    Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

          (e)    The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Signature page follows]

28.

     In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

Snowbird Holdings, Inc.

By: /s/ Nelson A. Carbonell, Jr. Nelson A. Carbonell, Jr. Chief Executive Officer

Snowbird Merger Sub, Inc.

By: /s/ Nelson A. Carbonell, Jr. Nelson A. Carbonell, Jr. Chief Executive Officer

Cysive, Inc.

By: /s/ Woodrow Angle, Jr. Woodrow Angle, Jr. Vice President, Strategic Alliances

29.

Execution Copy

Exhibit A

Certain Definitions

     For purposes of the Agreement (including this Exhibit A):

     Acquisition Proposal. “Acquisition Proposal” shall mean any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest made or submitted by Parent) contemplating or otherwise relating to any Acquisition Transaction.

     Acquisition Transaction. “Acquisition Transaction” shall mean any transaction or series of transactions involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction (i) in which the Company is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of the Company, or (iii) in which the Company issues securities representing more than 15% of the outstanding securities of any class of voting securities of the Company; or

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, net income or assets of the Company.

     Agreement. “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

     Company Common Stock. “Company Common Stock” shall mean the Common Stock, $0.01 par value per share, of the Company.

     Company Contract. “Company Contract” shall mean any Contract: (a) to which the Company is a party; (b) by which the Company or any asset of the Company is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

     Company Disclosure Schedule. “Company Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

     Confidentiality Agreement. “Confidentiality Agreement” shall refer to that certain Confidentiality Agreement entered into by and between the Company and the Parent dated as of April 29, 2003.

1.

     Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

     Contract. “Contract” shall mean any legally binding written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

     Encumbrance. “Encumbrance” shall mean any (i) lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) or (ii) obligation to make any royalty payment, milestone payment success payment or pay any maintenance fee.

     Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

     Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

     Governmental Authorization. “Governmental Authorization” shall mean any permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

     Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature located in the United States; (b) federal, state, local, municipal, foreign or other government located in the United States; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal) located in the United States.

     HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     IRS. “IRS” shall mean the United States Internal Revenue Service.

     Knowledge. The Company shall be deemed to have “Knowledge” of any fact or other matter if such fact or other matter is within the actual knowledge of any member of the Company’s board of directors, any officer of the Company.

2.

     Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel located in the United States.

     Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the Nasdaq National Market).

     Material Adverse Effect. “Material Adverse Effect” shall mean an event, violation, change, failure, inaccuracy, circumstance or other matter will be deemed to have a “Material Adverse Effect” on the Company if such event, violation, change, failure, inaccuracy, circumstance or other matter would have a material adverse effect on the business, operations or financial condition of the Company; provided, however, that: (A) any material adverse effect that results from general economic, business or industry conditions shall be disregarded in determining whether there has been a “Material Adverse Effect” on the Company; (B) any material adverse effect that results from the taking of any action permitted or required by this Agreement or from the announcement or pendency of the Offer, the Merger or any of the other transactions contemplated by this Agreement shall be disregarded in determining whether there has been a “Material Adverse Effect” on the Company; and (C) a decline in the Company’s stock price shall not, in and of itself, constitute a “Material Adverse Effect” on the Company and shall be disregarded in determining whether there has been a “Material Adverse Effect” on the Company; (D) the delisting of the Company Common Stock from the NASDAQ National Market shall not be a “Material Adverse Effect,” and (E) a decline in the Company’s revenue shall not, in and of itself, constitute a “Material Adverse Effect” on the Company. An event, violation, change, failure, inaccuracy, circumstance or other matter will be deemed to have a “Material Adverse Effect” on Parent if such event, violation, change, failure, inaccuracy, circumstance or other matter would have a material adverse effect on the business, operations or financial condition of Parent and its subsidiaries taken as a whole.

     NASD. “NASD” shall mean the National Association of Securities Dealers.

     Parent Common Stock. “Parent Common Stock” shall mean the Common Stock, $0.001 par value per share, of Parent.

     Person. “Person” shall mean any individual, Entity or Governmental Body.

     Proxy Statement. “Proxy Statement” shall mean the proxy statement to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting.

     Proprietary Assets. “Proprietary Assets” shall mean any patents, patent applications, trademarks, trademark applications, copyrights, copyright applications and trade secrets.

     Representatives. “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

3.

     Required Company Stockholder Vote. “Required Company Stockholder Vote” means the affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders’ Meeting, voting together as a single class.

     SEC. “SEC” shall mean the United States Securities and Exchange Commission.

     Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

     Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests or such Entity.

     Superior Offer. “Superior Offer” shall mean a bona fide written offer made by a third party to purchase all of the outstanding shares of the Company’s Common Stock on terms that the board of directors of the Company determines, in its reasonable judgment, upon the recommendation of the Special Committee (based, in the case of the Special Committee’s recommendation, on the advice of the Special Committee independent financial advisor), to be more favorable to the Company’s stockholders than the terms of the Merger.

     Triggering Event. A “Triggering Event” shall be deemed to have occurred if: (i) the board of directors of the Company shall have failed to recommend that the Company’s stockholders vote to adopt the Agreement, or shall have withdrawn or modified in a manner adverse to Parent the Company Board Recommendation (but only if such failure, withdrawal or modification is at the recommendation of the Special Committee; (ii) the Company shall have failed to include in the Proxy Statement the Company Board Recommendation or a statement to the effect that the board of directors of the Company has determined and believes that the Merger is in the best interests of the Company’s stockholders; (iii) the board of directors of the Company upon recommendation of the Special Committee shall have approved, or recommended any Acquisition Proposal; (iv) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal; or (v) the Company or any Representative of the Company shall have breached in any material respect any of the provisions set forth in Section 4.4.

4.

Exhibits

          Exhibit A  -  Certain Definitions

          Exhibit B  -  Form of Certificate of Incorporation of Surviving Corporation

          Exhibit C  -  Voting Agreement

1.